                          AMENDMENT TO EMPLOYMENT AGREEMENT


This Agreement is made between MARTEN TRANSPORT, LTD. ("Employer"), and DARRELL D. RUBEL ("Employee"), to amend that certain Employment Agreement between the Employee and the Employer dated May 1, 1993, as set forth herein.

1. In recognition of the services and benefits provided in the past by Employee for the Employer, and in addition to all other income, benefits and bonuses, the Employer agrees to pay to the Employee an additional amount of One Thousand and no/100 Dollars ($1,000.00) per month for the period of 60 months.

2. This amount shall be due and payable to Employee, or Employee's estate or beneficiaries and heirs, for the period commencing on January 1, 1998, and on the first day of each month thereafter with the last payment due on December 1, 2002. The obligation to make this payment shall not be affected by the subsequent employment status, resignation, disability or death of Employee, or the termination of the Employment Agreement, as amended.

3. This Agreement shall be binding on both parties and their respective heirs, personal representatives, successors and assigns.





Dated this 27th day of January, 1999.

MARTEN TRANSPORT, LTD.                       DARRELL D. RUBEL
EMPLOYER                                     EMPLOYEE


By: /s/ Thomas J. Winkel                 By: /s/ Darrell D. Rubel
   ---------------------------------         ---------------------------------
   Chairman, Compensation Committee